Exhibit 23.2

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Vitrue, Inc. 2006 Stock Option and Incentive Plan, as amended, the Vitrue, Inc. 2011 Stock Option and Incentive Plan and the Xsigo Systems, Inc. 2004 Stock Plan, of our reports dated June 26, 2012, with respect to the consolidated financial statements and schedule of Oracle Corporation and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 24, 2012